Exhibit 99.3

MRI eWire

Dear MRINetwork Owners/Managers,

Today, we announced that AE Industrial Partners – a private equity firm – has agreed to acquire all outstanding shares of CDI for $8.25 in cash. This agreement follows a review by CDI’s Board of Directors of the company’s strategic alternatives, and represents a decision in the best interest of our current shareholders, who benefit from immediate liquidity and certainty of value. Please click here (see http://www.prnewswire.com/news-releases/cdi-corp-to-be-acquired-by-ae-industrial-partners-for-825-per-share-in-cash-300496513.html) to view the press release.

We are extremely pleased to be partnering with AEI, a proven investor in aerospace, power generation and specialty industrial businesses. As one of the largest and most experienced private equity funds specializing in these target markets, AEI is able to provide a powerful level of industry insight and strategic direction that helps drive success. They will leverage their relationships and experiences, as well as capital, to help us accelerate our transformation. And, they will be looking to CDI’s and MRI’s people and partners to bring ideas and execution.

With this announcement, we have taken a significant step forward in the creation of strategic clarity. During the tender process, which is expected to take approximately 45 days, we will work closely with AEI on our post-closing strategy, operating plan, expectations and priorities.

During that time, we also will continue to work closely with the MRINetwork corporate team, owners and member businesses to continue the enhancement of our service model and restore MRINetwork’s position as the leading service provider to independent search and recruitment businesses.

Your colleague,

Notice to Investors

The tender offer for the outstanding common stock of CDI Corp. has not yet commenced. This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of CDI Corp. The solicitation and offer to buy common stock of CDI Corp. will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Nova Intermediate Parent, LLC and Nova Merger Sub, Inc. will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and CDI Corp. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that CDI Corp. files with the SEC at the SEC’s website at www.sec.gov, or free of charge from CDI Corp. at www.cdicorp.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the shares of common stock of CDI Corp. on a fully diluted basis and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents to be filed by Nova Merger Sub, Inc. and the Solicitation/Recommendation Statement to be filed by CDI Corp. CDI Corp. shareholders should not place undue reliance on any forward-looking statements. CDI Corp. disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.